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                                                                    EXHIBIT 99.2
[POLKAUDIO LETTERHEAD]
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PRESS RELEASE

Contact: George Klopfer, CEO
         Gary Davis, CFO
         (410) 358 3600

Date: April 9, 1997
For Immediate Release
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Baltimore, MD: Polk Audio, Inc. (Amex: PKA)  announced today that it expects within the next sixty days to enter into a definitive licensing agreement with a US based computer manufacturer to use the registered trademark "Polk Audio" and certain patented technologies of the Company, on loudspeakers to be sold with multimedia computer systems starting early Summer of 1997. The Company cautioned that negotiations with the licensee have not been finalized, no written agreements have yet been consummated, and no assurance can be given that such a transaction will actually materialize. The amount and timing of royalties, if any, will be subject to a variety of factors well outside the Company's control and any forecast of royalties would therefore be subject to a wide degree of uncertainty. These factors include how successful the multimedia computer systems are in the marketplace, overall conditions in the market for personal computers, and the level of satisfaction of the licensee with its arrangements with third parties for actual manufacture of the speakers. The Company does not expect to be directly involved in the actual manufacturing of these speakers.

The Company also announced the reactivation of its share buyback program, which was authorized by its Board in November 1993. That buyback program authorized the repurchase, in the aggregate, of up to 400,000 shares of the Company's common stock. The Company purchased 4,777 shares in 1994 but did not purchase any shares during 1995 and 1996.

The Company's Board believes that at current prices the Company's shares are valued quite modestly relative to the underlying assets and income, and moreover that reductions in the number of shares outstanding could enhance per-share results going forward. Furthermore, the Board believes that the Company's balance sheet is strong and that the retirement of up to 10% of the shares outstanding could be accomplished without materially compromising the Company's operational flexibility and financial stability. Finally, the Board
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Polk Audio Press Release
April 9, 1997
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believes that although in the near term business conditions in the Company's markets may continue to be difficult, in the medium term the Company's prospects for continuing growth are good.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995: This Press Release contains forward looking statements representing the current beliefs of the Company's management, which are subject to substantial uncertainty, and no assurance can be, or is hereby given that any of them will actually occur or develop as presented herein. In addition to the specific uncertainty factors cited in connection with the forward looking statements contained herein, all forward looking statements in this Press Release are subject to a variety of factors which are difficult or impossible to predict with total reliability, including but not limited to planned or unplanned changes in the quantity and/or quality of the distribution outlets available for the Company's products, the actions of suppliers of other types of audio and video components which are used by consumers in combination with the Company's products, changes in the cost or availability of raw materials, interruptions in transport or manufacturing operations, casualty and general business conditions in the economy.

Polk Audio is a manufacturer of high-quality loudspeaker systems based in Baltimore, Maryland.

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